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                    [LETTERHEAD OF McGLADREY & PULLEN, LLP]


                       CONSENT OF INDEPENDENT AUDITOR'S

We consent to the incorporation by reference in the Registration Statement (Form S-1 No. 33-51950) pertaining to the 1992 Stock Option and Incentive Plan of Kankakee Bancorp, Inc., of our report dated January 27, 2000, with respect to the consolidated financial statements of Kankakee Bancorp, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1999.

We also consent to the incorporation by reference in the Registration Statement (Form S-1 No. 33-51950) pertaining to the Kankakee Federal Amended and Restated 401 (K) Savings Plan of our report dated January 27, 2000, with respect to the consolidated financial statements of Kankakee Bancorp, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1999.


/s/ McGladrey & Pullen, LLP

Champaign, Illinois
March 24, 2000